UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 17, 2016

EnerNOC, Inc. (Exact Name of Registrant as Specified in Charter)

Delaware	001-33471	87-0698303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Park Drive, Suite 400, Boston, Massachusetts		02210
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (617) 224-9900
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)
On June 17, 2016, Neil Moses, the Chief Operating Officer and Chief Financial Officer of EnerNOC, Inc. (the “Company”), notified the Company of his decision to retire from the Company in early 2017.  Mr. Moses intends to resign as an officer of the Company on August 19, 2016 and will remain employed by the Company as a special advisor until his retirement on February 3, 2017 in order to assist the Company with this transition.
(c)
On June 22, 2016, the Company entered into an employment offer letter (the “Offer Letter”) to hire and retain William Sorenson as Chief Financial Officer of the Company. Pursuant to the terms of the Offer Letter, Mr. Sorenson’s employment with the Company will begin on August 22, 2016, and he will be employed on an at-will basis.
Mr. Sorenson, 61, most recently served as Chief Financial Officer of Acquia Inc., a web content management platform provider, from May 2014 to October 2015. From August 2008 to July 2013, Mr. Sorenson served as Chief Financial Officer of Qlik Technologies Inc., a business intelligence solutions provider of visual analytics. Prior to that, Mr. Sorenson held executive level positions at EMI Music Publishing, Bertelsmann AG and News Corporation. Mr. Sorenson received an M.A. in International Relations from The American University and a B.A. in Foreign Languages from LeMoyne College.
Offer Letter
Pursuant to the terms of the Offer Letter, Mr. Sorenson will receive an annual base salary of $395,000 and will be eligible to receive an annual performance-based bonus award of 70% of his annual base salary. For 2016, Mr. Sorenson’s annual performance-based bonus will be pro-rated based upon his date of hire, and as an inducement to accept this offer, Mr. Sorenson will receive no less than 50% of his pro-rated target bonus. Mr. Sorenson must be actively employed by the Company on the date of payment to guarantee eligibility for the 2016 bonus payment and any future annual bonus payments.
The Offer Letter provides that the Company will recommend to the Compensation Committee that Mr. Sorenson be granted 145,000 restricted stock units under the Company’s 2014 Long-Term Incentive Plan, with such restricted stock units to vest over a three-year period at a rate of 33.3% of the shares granted on the thirteen month anniversary of the date of grant, and quarterly thereafter at a rate of 8.25% of the shares granted on the first day of each subsequent calendar quarter, subject to continued employment as of each respective vest date.
Severance Agreement
In connection with the commencement of Mr. Sorenson’s employment with the Company on August 22, 2016, the Company will enter into a Severance Agreement (the “Agreement”) with Mr. Sorenson. Pursuant to the terms of the Agreement, if Mr. Sorenson’s employment is terminated by the Company without cause (as defined in the Agreement) or by Mr. Sorenson for good reason (as defined in the Agreement) or due to his death or disability, the Company will be required to pay Mr. Sorenson an amount equal to nine (9) months of his base salary (as in effect on the date of termination) and 75% of his annual target bonus for the year of such termination, with such amount payable in substantially equal installments over a period of nine (9) months following Mr. Sorenson’s qualifying termination with the first payment to be made on the first regular payday following the effective date of a written release of claims (as applicable).
In addition, the Company will be required to pay Mr. Sorenson all accrued but unpaid base salary, vacation pay and reasonable and necessary expenses incurred by Mr. Sorenson on behalf of the Company prior to the termination date, payable on the date of termination. Upon such a termination, and for a period of nine (9) months following the termination date, the Company will also, in its sole discretion, either (i) pay on Mr. Sorenson’s behalf on a monthly basis a portion of the total amount of premiums required to continue his coverage under the Company’s health, dental and vision insurance plans, or (ii) pay Mr. Sorenson an amount equal to the monthly Company-paid portion of his premiums under the Company’s health, dental and vision insurance plans.
Pursuant to the Agreement, in the event of a change in control of the Company (as defined in the Agreement), 50% of the equity awards granted to Mr. Sorenson that are subject to future vesting as of the date of such change in control will be accelerated as of the date of such change in control (effective immediately prior to, but subject to, the consummation of such change in control) in reverse chronological order starting with the last vesting event until the full change in control benefit is attained. In addition, if upon or at any time following a change in control Mr. Sorenson’s employment is terminated by the Company without cause or by Mr. Sorenson for good reason or due to his death or disability, then the vesting (and exercisability, if applicable) of any equity awards granted to him by the Company prior to such change in control that are outstanding as of the date of such termination will be fully accelerated as of the effective date of a written release of claims.
The foregoing description of the Offer Letter and the Agreement is qualified in its entirety by the text of the Offer Letter and the Agreement, which are filed herewith as Exhibit 10.1 and Exhibit 10.2 and are incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits

The exhibits listed in the accompanying Exhibit Index are filed as part of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERNOC, INC.

Date: June 23, 2016    By: /s/ Michael Berdik
Name:    Michael Berdik

Title:	Vice President, General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1@	Offer Letter, dated as of June 22, 2016, between EnerNOC, Inc. and William Sorenson.
10.2@	Form of Severance Agreement, by and between EnerNOC, Inc. and William Sorenson.

@    Management contract, compensatory plan or arrangement